FOR IMMEDIATE RELEASE
January 18, 2008

OTCBB: NAGA

NORTH AMERICAN NATURAL GAS INC. ANNOUNCES SIGNING OF LETTER OF
INTENT WITH PURERAY CORPORATION

VANCOUVER, B.C. January 18, 2008, North American Natural Gas Inc. (the “Company” or “NANG”) (OTCBB: NAGA) is please to announce that it has signed a Letter of Intent with PureRay Corporation (“PureRay”).

     On January 15, 2008, the Company entered into a Letter of Intent with PureRay Corporation whereby the Company agreed to complete an Agreement and Plan of Merger and Reorganization (the “Definitive Agreement”) to acquire 100% of the outstanding equity securities of PureRay subject to the Company:

     1.   Completing a 1.76 to 1 forward split of our common stock.

     2.   Issuing 31,500,000 (post split) restricted shares of common stock to the shareholders of PureRay on a pro-rata basis of the shares held in PureRay.

     3.   Cancelling 21,370,000 (post split) restricted shares of common stock currently held by Jim Glavas, our current President and director.

     4.   Completing a private placement of not less than $2,500,000 at a price of not less than $1.00 per share.

     5.   Replacing members of our board of directors with a minimum of 50% of individuals designated by PureRay.

     The Definitive Agreement is subject to PureRay Corporation providing us with the following:

     1.   Confirmation of 100% of the shareholders of PureRay approving and participating in the transaction.

     2.   Financial statements as required by Item 310 of Regulation SB of the United States Securities and Exchange Commission (“SEC’) in order to permit us to make the SEC filings required in respect of the purchase and sale of the shares.

The parties’ objective is to sign and close the Definitive Agreement on or about March 1, 2008, unless mutually agreed to in writing by all parties.

About PureRay Corporation
PureRay Corporation was founded by Michael Joasil and Derek Blackburn with the intent to markedly improve the quality of light and the quality of life globally by using its proprietary energy efficient lighting technology. PureRay Corporation is a technology company focused on building a platform of Intellectual Property that makes solar charging and lighting systems practical and cost effective for the developing world and domestic markets. In addition, PureRay is heavily focused on energy efficient solutions for residential and industrial solid state lighting industries in North America and beyond.

On behalf of the Board of Directors,
North American Natural Gas Inc.
Jim Glavas, President

For further information contact Jim Glavas at 604.736 -0160 or dgpacific@shaw.ca.

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from North American Natural Gas’s expectations, and North American Natural Gas expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further exploit its intellectual properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.